Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

BIOSCOPIX, INC.

a Delaware corporation

INTO

MEDISCIENCE TECHNOLOGY CORP.

a New Jersey corporation

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2008, by and between BioScopix, Inc., a Delaware corporation (the “Merging Corporation”), and Mediscience Technology Corp., a New Jersey corporation (the “Surviving Corporation”) (the Merging Corporation and the Surviving Corporation are sometimes called the “Constituent Corporations”).

WHEREAS, the Merging Corporation is a corporation duly organized and existing under the laws of the State of Delaware and the Surviving Corporation is a corporation duly organized and existing under the laws of the State of New Jersey; and

WHEREAS, the Merging Corporation is a wholly-owned subsidiary of the Surviving Corporation; and

WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable for the general welfare and advantage of the Constituent Corporations that the Constituent Corporations merge into a single corporation pursuant to this agreement and the applicable laws of the States of New Jersey and Delaware;

NOW, THEREFORE, the parties agree that the Constituent Corporations shall be merged on the following terms and conditions:

1.           The Merger.      Upon the filing of the Certificate of Merger with the Secretaries of State of the States of New Jersey and Delaware effecting the transactions contemplated by this Agreement and Plan of Merger (the “Effective Time”), the separate existence of the Merging Corporation shall cease and the Merging Corporation shall be merged with and into the Surviving Corporation (the “Merger”), which shall continue its corporate existence and be the corporation surviving the merger.  Consummation of this agreement shall be effected by filing thereof in the States of New Jersey and Delaware after satisfaction of the requirements of the applicable laws of New Jersey and Delaware, respectively.

2.           Certificate of Incorporation and By-Laws.

(a)           The Certificate of Incorporation of the Surviving Corporation at the effective time of the Merger shall continue to be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law.

(b)           The By-Laws of the Surviving Corporation at the effective time of the Merger shall continue to be the By-Laws of the Surviving Corporation until altered or amended in accordance with the provisions thereof.

3.           Directors, Officers and Registered Agent.       The directors, officers and registered agent and registered office of the Surviving Corporation at the effective time of the Merger shall continue to be the directors, officers and registered agent and registered office, respectively, of the Surviving Corporation until their successors are chosen.

4.           Terms of Merger.

(a)           From and after the effective time of the Merger, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises of a public, as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, provided, however, that the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

(b)           Upon the Merger becoming effective, all of the common shares of the Merging Corporation outstanding immediately prior to the Merger shall be canceled and no new shares of the Surviving Corporation shall be issued in connection therewith.

(c)           At the effective time of the Merger, the name of the Surviving Corporation shall be “BioScopix, Inc.”

(d)           The Surviving Corporation shall pay all expenses of carrying this Plan into effect and accomplishing the Merger provided for herein.

(e)           The officers and directors of the Constituent Corporations shall execute and deliver all such documents and take all such actions as may be necessary or advisable, or as may be requested by the Surviving Corporation from time to time, in order to vest fully all the property rights of the Constituent Corporations in the Surviving Corporation and otherwise carry out this Plan.

(f)           Anything herein or elsewhere to the contrary notwithstanding, this Plan may be abandoned by the mutual consent of the Constituent Corporations, evidenced by appropriate resolutions of their respective Board of Directors, at any time prior to the effective date of the Merger.

IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Agreement to be signed on its behalf on the day and year first above written.

BIOSCOPIX, INC., a Delaware corporation

By:	/s/ Peter Katevatis
Name:	Peter Katevatis
Title:	President

MEDISCIENCE TECHNOLOGY CORP., a New Jersey corporation

By:	/s/ Peter Katevatis
Name:	Peter Katevatis
Title:	President